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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G



           INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            (Amendment No.      )



                                SpectRx, Inc.
                   -----------------------------------------
                               (Name of Issuer)




                                 Common Stock
                   -----------------------------------------
                        (Title of Class of Securities)




                                 847635 10 9
                   -----------------------------------------
                                (CUSIP Number)





     Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





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CUSIP NO. 806832                   SCHEDULE 13G        PAGE   2   OF   4   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
          Noro-Moseley Partners II, L.P.  58-1789305
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [   ]
                                                                    (B)   [   ]
          Not applicable
          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          Georgia
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                1,050,631
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                 0
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH               1,050,631
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                           0
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,050,631
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          13.9%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
          PN
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!



                          PAGE       OF       PAGES
                               -----    -----
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                                 Schedule 13G

                                  Item 1(a)

Name of Issuer:         SpectRx, Inc.

                                  Item 1(b)
Address of Issuer's Principal Executive Offices:
                    6025-A Unity Drive
                    Norcross, Georgia 30071

                                  Item 2(a)
Name of Person Filing:    Noro-Moseley Partners-II, L.P.

                                  Item 2(b)
Address of Principal Business Office or, if none, Residence:
           9 North Parkway Square, 4200 Northside Parkway, N. W.
           Atlanta, Georgia 30327

                                  Item 2(c)
Citizenship:    Georgia

                                   Item 2(d)
Title of Class of Securities:   Common Stock

                                  Item 2(e)
CUSIP Number:   847635 10 9

                                    Item 3
This statement is not being filed pursuant to Rules 13d-1(b), or 13d-2(b).

                                    Item 4
Ownership:
 (a)   Amount Beneficially Owned;   1,050,631
 (b)   Percent of Class:             13.9%
 (c)   Number of shares as to which such person has:

        (i)   Sole power to vote or to direct the vote:      1,050,631
        (ii)  Shared power to vote or to direct the vote:        0
        (iii) Sole power to dispose or to direct the disposition of:  1,050,631
        (iv)  Shared power to dispose or to direct the disposition of:       0
















                                 Page 3 of 4
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                                    Item 5
Ownership of Five Percent or Less of a Class:           N/A

                                    Item 6
Ownership of More than Five Percent on Behalf of Another Person:        N/A

                                    Item 7
Identification and Classification of the Subsidiary Which Acquired the Security
Being Reported on By the Parent Holding Company:        N/A

                                    Item 8
Identification and Classification of Members of the Group:      N/A

                                    Item 9
Notice of Dissolution of Group:       N/A

                                   Item 10
Certification:  N/A

Signature:

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


     July 18, 1997
------------------------------
Date

NORO-MOSELEY PARTNERS-II, L.P.

By:     Moseley & Company-II
        General Partner

 /s/ Jack R. Kelly, Jr.
------------------------------
Jack R. Kelly, Jr.
General Partner












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